Exhibit 99.1

Ocera Therapeutics Announces Proposed Public Offering of Common Stock

Palo Alto, CA – July 9, 2014 – Ocera Therapeutics (Nasdaq: OCRX) (“Ocera” or “the Company”) today announced that it intends to offer and sell, subject to market and other conditions, shares of its common stock in an underwritten public offering.

Stifel and Cowen and Company are acting as joint bookrunning managers for the offering. JMP Securities is acting as lead manager.

Ocera intends to use the net proceeds from the proposed offering to continue to progress the clinical development of OCR-002 and for working capital and other general corporate purposes.

The securities described are being offered by Ocera pursuant to an effective shelf registration statement on Form S-3 including a base prospectus. The securities may be offered only by means of a prospectus. A preliminary prospectus supplement related to the offering will be filed with the Securities and Exchange Commission (“SEC”) and will be available on the SEC’s website located at www.sec.gov. When available, copies of the preliminary prospectus supplement and accompanying base prospectus relating to the offering may be obtained from Stifel, Nicolaus & Company, Incorporated, Attention: Syndicate, One Montgomery Street, Suite 3700, San Francisco, California 94104, or by calling (415) 364-2500, or from Cowen and Company, LLC, c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, New York 11717, Attention: Prospectus Department, or by calling (631) 274-2806, or by faxing (631) 254-7140.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Ocera

Ocera Therapeutics, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of OCR-002 (ornithine phenylacetate). OCR-002 is an ammonia scavenger and has been granted orphan drug designation and Fast Track status by the U.S. Food and Drug Administration, or FDA, for the treatment of hyperammonemia and resultant hepatic encephalopathy in patients with acute liver failure and acute on chronic liver disease.

Forward Looking Statements

This press release contains “forward-looking” statements, including, without limitation, statements related to the OCR-002 clinical development program and the proposed uses of proceeds from the offering. These statements are subject to risks and uncertainties that could cause Ocera’s actual results to differ materially from those projected and Ocera cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These risks and uncertainties include risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed offering.  Additional risks and uncertainties relating to Ocera and its business can be found under the heading “Risk Factors” in Ocera’s Annual Report on Form 10-K for the year ended December 31, 2013, as well as other risks detailed in Ocera’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Ocera undertakes no duty to update this information unless required by law.

Inquiries:

Michael Byrnes

Ocera Therapeutics, Inc.

Communications@ocerainc.com

650-475-0150